STURSBERG & VEITH

405 LEXINGTON AVENUE

SUITE 4949

NEW YORK, NEW YORK 10174-4902

(212) 922-1177

FACSIMILE (212) 922-0995

March 15, 2006

Ameritrans Capital Corporation

747 Third Avenue, 4th Floor

New York, N.Y. 10017

To Whom it May Concern:

We have acted as counsel to Ameritrans Capital Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the preparation of a registration statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, relating to the sale by the selling shareholders of the Company of 1,709,401 shares of common stock, $.0001 par value (the "Shares"), and Warrants (as hereinafter defined) (the "Offering").  For every four (4) Shares purchased, the Company issued to the investor one (1) warrant (the "Warrants"), exercisable for five (5) years from the date of issuance, to purchase one (1) Share at an exercise price of $6.44 per Share.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, opinions and instruments relating to the Company as we have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents examined by us and all signatures thereon, the conformity to originals of all copies of documents submitted to us, and the truth and correctness of any representations and warranties contained therein.

We call your attention to the fact that we are counsel admitted to practice only in the state of New York, and we do not express any opinion with respect to the applicable laws, or the effect or applicability of the laws, of any jurisdiction other than those of the state of New York and the federal laws of the United States of America.

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Ameritrans Capital Corporation

March 15, 2006

Based upon and subject to the foregoing, we are of the opinion that:

i.

the Shares of common stock covered by this Registration Statement are validly authorized legally issued, fully paid, and non-assessable and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid, and non-assessable;

ii.

the Warrants covered by this Registration Statement constitute legal, valid, and binding obligations of the Company; and

iii.

the shares of common stock of the Company issuable upon exercise of the foregoing Warrants will, upon issuance and payment in accordance with the terms thereof be legally issued, fully paid, and non-assessable.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STURSBERG & VEITH

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